Exhibit 99.1

FOR IMMEDIATE RELEASE

March 3, 2020

Health Insurance Innovations, Inc. Reports Fourth Quarter and Fiscal 2019 Results; Also Announces Name Change to Benefytt Technologies to Reflect Go-Forward Business Strategy

Full Year Revenue of $381.8 million, up 9% YOY

Full Year Net Income of $36.7 million, up 93% YOY

Full Year Adjusted EBITDA of $82.1 million, up 38% YOY

Full Year GAAP Diluted Net Income per Share of $2.47, up 155% YOY

Full Year Adjusted Net Income per Share of $4.24, up 63% YOY

Tampa, FL— March 3, 2020 — Health Insurance Innovations, Inc. (NASDAQ:HIIQ), a health insurance technology company and leading distributor of Medicare-related health insurance plans, today announced financial results for the fourth quarter and year ended December 31, 2019. The Company will host a live conference call on Wednesday, March 4, 2020, at 9:00 A.M. ET.

Commenting on the Company’s fourth quarter operating results, Gavin Southwell, President and Chief Executive Officer, said, “We are pleased with results in the fourth quarter, particularly with our success in the Medicare Annual Election Period. Medicare segment revenues represented approximately 35% of total revenues in the quarter, and full year Adjusted EBITDA and Adjusted Net Income Per Share were in line with expectations. We are excited about the opportunities to continue to scale our Medicare business in 2020 via enhanced digital capabilities, captive distribution and strategic outsourced relationships.”

The Company also announced today that its corporate name will change to Benefytt Technologies, Inc. effective Friday, March 6, 2020. In connection with the Company’s new corporate name, the Company’s NASDAQ ticker symbol will change to BFYT effective March 6, 2020. The name change is intended to highlight and emphasize the Company’s go-forward strategy to be a premier health insurance technology company that offers a range of Medicare-related insurance plans as well as other health and life insurance products that meet the needs of customers. Benefytt’s direct-to-consumer site is healthinsurance.com, which offers seniors and Medicare-eligible consumers the ability to access powerful online comparison tools and educational resources that enable efficient self-guided navigation of available Medicare health insurance options.

As previously announced, the Company’s Board of Directors commenced in July 2019 a process for exploring, reviewing, and evaluating strategic alternatives focused on maximizing shareholder value. These alternatives could include, among other things, a sale of the Company or a portion thereof, a strategic business combination, changes in the Company’s operations or strategy, or continuing to execute on the Company’s current business plan. This review process is currently ongoing, and the Company is meeting with interested parties, including both strategic and financial institutions (1).

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Fourth Quarter 2019 Consolidated Financial Highlights

All comparisons are to the three months ended December 31, 2018

●	Revenue was $160.9 million, compared to revenue of $131.9 million, an increase of 22.0%. Revenue from our Medicare segment was $55.9 million and is new to the Company in 2019. Revenue from our Individual and Family Plan (IFP) segment was $105.0 million, a decrease of 20.4%.

●	Net income of $26.5 million, compared to net income of $8.3 million, an increase of 219.3%.

●	Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) was $46.2 million, compared to adjusted EBITDA of $21.6 million, an increase of 113.9%.

●	Profit from our Medicare segment was $29.7 million. Profit from our IFP segment was $22.2 million.

●	GAAP diluted net income per share was $1.77, compared to GAAP diluted net income per share of $0.40, an increase of 342.5%.

●	Adjusted net income per share was $2.48 compared to adjusted net income per share of $0.97, an increase of 155.7%.

●	Net contract asset (contract asset receivable plus advanced commissions less commission payable) at December 31, 2019 was $258.8 million (2). $185.2 million related to the IFP segment and $73.6 million related to the Medicare segment.

Adjusted EBITDA and adjusted net income per share are non-GAAP financial measures. See the reconciliations of these measures to their respective most directly comparable GAAP measure below in this press release.

2019 Annual Consolidated Financial Highlights

All comparisons are to the year ended December 31, 2018

●	Revenue was $381.8 million, compared to revenue of $351.1 million, an increase of 8.7%. Revenue from our Medicare segment was $67.8 million and is new to the Company in 2019. Revenue from our IFP segment was $314.0 million, a decrease of 10.5%.

●	Net income of $36.7 million, compared to net income of $19.0 million, an increase of 93.2%.

●	Adjusted EBITDA was $82.1 million, compared to adjusted EBITDA of $59.4 million, an increase of 38.2%.

●	Profit from our Medicare segment was $32.1 million. Profit from our IFP segment was $66.8 million.

●	GAAP diluted net income per share was $2.47, compared to GAAP diluted net income per share of $0.97, an increase of 154.6%.

●	Adjusted net income per share was $4.24 compared to adjusted net income per share of $2.60, an increase of 63.1%.

Adjusted EBITDA and adjusted net income per share are non-GAAP financial measures. See the reconciliations of these measures to their respective most directly comparable GAAP measure below in this press release.

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2019 Fourth Quarter Financial Discussion

Fourth quarter revenues of $160.9 million increased 22.0% compared to revenues of $131.9 million in the fourth quarter of 2018.

Revenue from our Medicare segment was $55.9 million. We had no Medicare revenue in 2018. Revenue from our IFP segment was $105.0 million, a 20.4% decrease compared to $131.9 million for the fourth quarter of 2018.

Third-party commission expense was $66.0 million (62.9% of IFP revenues) in the fourth quarter of 2019, compared to $94.9 million (71.9% of IFP revenues) in the same period in 2018.

Total selling, general & administrative expense (“SG&A”) was $31.8 million (19.8% of net revenues) in the fourth quarter, compared to $17.4 million (13.2% of net revenues) in the same period in 2018. The increase is attributable primarily to increased payroll and professional fees.

Marketing and Advertising expense was $23.7 million in the fourth quarter, compared to $2.8 million in the same period in 2018. The increased expense is primarily related to investments in Medicare consumer engagement.

Net income was $26.5 million in the fourth quarter of 2019, compared to net income of $8.3 million in the same period in 2018.

EBITDA was $41.3 million in the fourth quarter of 2019, compared to $14.4 million in the same period in 2018, an increase of 186.8%.

Adjusted EBITDA was $46.2 million (28.7% of net revenues) in the fourth quarter of 2019 compared to $21.6 million (16.4% of net revenues) in the same period in 2018. Adjusted EBITDA is calculated by taking EBITDA and adjusting for items that are not part of regular operating activities, including stock-based compensation and related costs, transaction costs, tax receivable adjustments, indemnity and other related legal costs, and severance, restructuring, fair value adjustment to contingent consideration and other charges.

GAAP diluted net income per share was $1.77 in the fourth quarter in 2019, compared to GAAP diluted net income per share of $0.40 in the same period in 2018.

Adjusted net income per share was $2.48 in the fourth quarter in 2019, compared to adjusted net income per share of $0.97 in the same period in 2018.

2019 Annual Financial Discussion

Revenues in 2019 of $381.8 million increased 8.7% compared to revenue of $351.1 million in 2018.

Revenue from our Medicare segment was $67.8 million. We had no Medicare revenue in 2018. Revenue from our IFP segment was $314.0 million, a 10.5% decrease compared to $351.1 million for the year ended December 31, 2018.

Third-party commission expense was $188.7 million (60.1% of IFP revenues) in 2019, compared to $234.8 million (66.9% of IFP revenues) in 2018.

SG&A was $88.4 million (23.2% of net revenues) in 2019, compared to $68.0 million (19.4% of net revenues) in 2018.

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Marketing and Advertising expense was $37.9 million in 2019, compared to $6.3 million in the same period in 2018. The increased expense is primarily related to investments in Medicare consumer engagement.

Net income was $36.7 million in 2019, compared to net income of $19.0 million in 2018.

EBITDA was $64.3 million in 2019, compared to $34.5 million in 2018.

Adjusted EBITDA was $82.1 million (21.5% of net revenues) in 2019 compared to $59.4 million (16.9% of net revenues) in 2018. Adjusted EBITDA is calculated by taking EBITDA and adjusting for items that are not part of regular operating activities, including stock-based compensation and related costs, transaction costs, tax receivable adjustments, indemnity and other related legal costs, and severance, restructuring, fair value adjustment to contingent consideration and other charges.

GAAP diluted net income per share was $2.47 in 2019, compared to GAAP diluted net income per share of $0.97 in 2018.

Adjusted net income per share was $4.24 in 2019, compared to adjusted net income per share of $2.60 in 2018.

Cash and cash equivalents totaled $3.8 million as of December 31, 2019, a decrease of $5.5 million from December 31, 2018. We ended the quarter with $178.6 million of debt outstanding including $34.0 million drawn against our $65.0 million revolving credit facility. Net cash used in operating activities for the year 2019 was $38.0 million, due to increased marketing and advertising expense and a $16.2 million increase in advanced commissions.

The Company did not repurchase shares of common stock during the fourth quarter of 2019. The Company has $75.4 million remaining under its $200 million share repurchase authorization.

2020 Full Year Guidance

The Company’s guidance for the full year ending December 31, 2020 is based on information available as of March 3, 2020. These expectations are forward-looking statements, and the Company assumes no obligation to update these statements. Actual results may be materially different and are affected by the risk factors and uncertainties identified in this release and in the Company’s annual and quarterly filings with the Securities and Exchange Commission.

The following is guidance for the full year ending December 31, 2020.

●	Total revenue is expected to be in the range of $290 million to $350 million. Revenue from the Medicare segment is expected to be in the range of $190 million to $210 million. Revenue from the IFP segment is expected to be in the range of $100 million to $140 million.

●	Adjusted net income per share is expected to be in the range of $3.10 to $4.15.

●	Adjusted EBITDA is expected to be in the range of $65.0 million to $80.0 million.

●	Profit from the Medicare (3) segment is expected to be in the range of $70.0 million to $80.0 million. Profit from the IFP segment is expected to be in the range of $15.0 million to $20.0 million.

●	Corporate (4) expense is expected to be approximately $20.0 million.

●	The company expects cashflow to be approximately breakeven in 2020.

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(1)	The Company’s Board of Directors has not set a timetable for completing the strategic review nor has it made any decisions related to strategic alternatives at this time. There can be no assurance that the Board’s exploration of strategic alternatives, including the current ongoing discussions with potentially interested strategic and financial institutions, will result in changes in strategy or any transaction or, if a transaction is undertaken, as to its terms, structure or timing. The Company does not expect to make further public comment regarding these matters unless and until the Board has approved a specific transaction or alternative or otherwise concludes its review of strategic alternatives, or the Company otherwise deems disclosure of significant developments to be appropriate. In connection with the strategic review, BofA Securities is acting as financial advisor and Weil, Gotshal & Manges LLP is acting as legal advisor to the Company.
(2)	The net contract asset includes $45.3 million of advanced commissions that reduce the commissions payable balance but are required to be showed gross under GAAP.
(3)	Segment profit is calculated as total revenue for the applicable segment less direct and allocated marketing and advertising, customer care and enrollment, technology and content and general and administrative operating expenses, excluding stock-based compensation, depreciation and amortization expense and amortization of intangible assets, before Corporate expenses.
(4)	Corporate consists of other indirect General and Administrative operating expenses, excluding stock-based compensation and depreciation and amortization expense, which are managed in a corporate shared services environment and, since they are not the responsibility of segment operating management, are not allocated to the reportable segments.

Conference Call and Webcast

The Company will host an earnings conference call on March 4, 2020 at 9:00 A.M. Eastern time. All interested parties can join the call by dialing (877) 451-6152 or (201) 389-0879; the conference ID is 13699483. An archive of the call will be available on Health Insurance Innovations’ website, HIIQ.com, for 30 days beginning on Wednesday, March 4, 2020, 12:00 PM ET.

About Health Insurance Innovations, Inc.

Health Insurance Innovations, Inc., to be renamed Benefytt Technologies, Inc., is a health insurance technology company that primarily engages in the development and operation of private e-commerce health insurance marketplaces, consumer engagement platforms, agency technology systems, and insurance policy administration platforms. By leveraging existing and emerging platforms and technologies, the Company offers a range of Medicare-related insurance plans from many of the nation’s leading carriers as well as other types of health insurance and supplemental products that meet the needs of consumers.

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Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to goals, plans and projections regarding new markets, products, services, growth strategies, anticipated trends in our business and anticipated changes and developments in the United States health insurance system and laws. Forward-looking statements are based on Health Insurance Innovations, Inc.’s (the “Company’s”) current assumptions, expectations and beliefs are generally identifiable by use of words “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or similar expressions and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements. These risks and uncertainties include, among other things, our focus on the Medicare market, our ability to maintain relationships and develop new relationships with health insurance carriers and distributors, our ability to retain our members, the demand for products offered through our platform, regulatory oversight and examinations of us and our carriers and distributors, legal and regulatory compliance by our carriers and distributors, the amount of commissions paid to us or changes in health insurance plan pricing practices, competition, changes and developments in the United States health insurance system and laws, and the Company’s ability to adapt to them, the ability to maintain and enhance our name recognition, difficulties arising from acquisitions or other strategic transactions, and our ability to build the necessary infrastructure and processes to maintain effective controls over financial reporting. These and other risk factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements will be discussed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission, which are available at www.sec.gov. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. You should not rely on any forward-looking statement as representing our views in the future. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Information

To supplement the Company’s financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, the Company presents certain financial measures that are not prepared in accordance with GAAP, which are adjusted EBITDA, and adjusted net income per share. These non-GAAP financial measures, which are defined below, should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

The Company is presenting these non-GAAP financial measures to assist investors in seeing the Company’s operating results through the eyes of management and because the Company believes that these measures provide a useful tool for investors to use in assessing the Company’s operating performance against prior period operating results and against business objectives. The Company uses the non-GAAP financial measures in evaluating its operating results and for financial and operational decision-making purposes.

The accompanying tables provide more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures. The Company has not reconciled adjusted EBITDA guidance or adjusted net income per share guidance to GAAP net income or GAAP net income per diluted share, respectively, because the Company does not provide guidance for the reconciling items between these measures and GAAP net income or GAAP net income per diluted share, respectively. As certain of the items that impact GAAP net income and/or GAAP net income per diluted share cannot be reasonably predicted at this time, the Company is unable to provide such guidance. Accordingly, a reconciliation to GAAP net income or GAAP net income per diluted share is not available without unreasonable effort.

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HEALTH INSURANCE INNOVATIONS, INC.

Consolidated Balance Sheets

($ in thousands, except share and per share data)

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$3,771	$9,321
Restricted cash	17,788	16,678
Accounts receivable, net, prepaid expenses and other current assets	2,911	2,108
Income taxes receivable	18,210	—
Advanced commissions, net	45,250	29,867
Contract asset	184,474	165,494
Total current assets	272,404	223,468
Long-term contract asset	209,239	132,566
Property and equipment, net	5,415	5,134
Goodwill	135,182	41,076
Intangible assets, net	28,963	4,217
Deferred tax assets, net	—	25,967
Other assets	655	61
Total assets	$651,858	$432,489
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$51,477	$32,397
Commissions payable	97,785	106,608
Income taxes payable, net	—	15,586
Short-term debt	10,684	—
Due to member	—	7,978
Other current liabilities	794	422
Total current liabilities	160,740	162,991
Long-term commissions payable	82,369	84,716
Long-term contingent consideration	65,171	—
Long-term debt, net	167,947	15,000
Due to member	29,121	25,693
Deferred tax liability, net	5,722	—
Other liabilities	814	621
Total liabilities	511,884	289,021
Stockholders' equity:
Class A common stock (par value $0.001 per share, 100,000,000 shares authorized; 16,219,217 and 14,425,824 shares issued as of December 31, 2019 and 2018, respectively; 12,273,630 and 12,387,349 shares outstanding as of December 31, 2019 and 2018, respectively)	16	14
Class B common stock (par value $0.001 per share, 20,000,000 shares authorized; 1,916,667 and 2,541,667 shares issued and outstanding as of December 31, 2019 and 2018, respectively)	2	3
Preferred stock (par value $0.001 per share, 5,000,000 shares authorized; no shares issued and outstanding as of December 31, 2019 and 2018, respectively)	—	—
Additional paid-in capital	118,465	94,194
Treasury stock, at cost (3,945,587 and 2,038,475 shares as of December 31, 2019 and 2018, respectively)	(127,400)	(67,185)
Retained earnings	110,418	80,804
Total Health Insurance Innovations, Inc. stockholders' equity	101,501	107,830
Noncontrolling interests	38,473	35,638
Total stockholders' equity	139,974	143,468
Total liabilities and stockholders' equity	$651,858	$432,489

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Health Insurance Innovations, Inc.

Consolidated Statements of Income

($ in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(unaudited)
Revenues	$160,854	$131,917	$381,808	$351,097
Operating expenses:
Third-party commissions	65,974	94,945	188,742	234,777
Selling, general and administrative	31,763	17,386	88,393	68,043
Marketing and Advertising	23,730	2,768	37,896	6,307
Credit card and ACH fees	1,572	1,591	6,150	5,909
Depreciation and amortization	4,266	1,144	11,842	4,799
Total operating expenses	127,305	117,834	333,023	319,835
Income from operations	33,549	14,083	48,785	31,262
Other expense (income):
Interest expense	1,953	64	5,646	25
Fair value adjustment to contingent acquisition consideration	(3,472)	—	(3,472)	—
TRA expense (income)	—	750	(212)	1,471
Other expense	—	42	—	130
Net income before income taxes	35,068	13,227	46,823	29,636
Provision for income taxes	8,590	4,935	10,093	10,672
Net income	26,478	8,292	36,730	18,964
Net income attributable to noncontrolling interests	5,283	2,845	7,116	5,970
Net income attributable to Health Insurance Innovations, Inc.	$21,195	$5,447	$29,614	$12,994

Per share data:
Net income per share attributable to Health Insurance Innovations, Inc.
Basic	$1.89	$0.44	$2.67	$1.07
Diluted	$1.77	$0.40	$2.47	$0.97
Weighted average Class A common shares outstanding
Basic	11,196,665	12,408,169	11,084,356	12,200,654
Diluted	12,002,983	13,594,340	11,966,542	13,376,265

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Health Insurance Innovations, Inc.

Consolidated Statements of Cash Flows

($ in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Operating activities:
Net income	26,479	8,293	36,730	18,964
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	2,875	2,080	10,595	12,583
Fair value adjustment to contingent acquisition consideration	(3,472)	—	(3,472)	—
Provision for allowance for doubtful accounts	1,200	—	1,200	137
Depreciation and amortization	4,266	1,144	11,842	4,799
Deferred financing costs	307	—	307	—
Deferred income taxes	11,766	(14,595)	34,665	(14,135)
Deferred income taxes related to the Tax Act	—	(250)	—	(250)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable, prepaid expenses and other assets	308	569	(1,565)	171
(Increase) decrease in advanced commissions	(17,217)	(1,762)	(17,427)	6,288
(Increase) decrease in income taxes receivable	(3,198)	2,542	(18,210)	—
Increase in contract asset	(82,437)	(54,296)	(82,147)	(59,989)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	18,250	(3,298)	16,818	3,078
Increase (decrease) in commission payable	18,908	45,914	(10,148)	33,856
Increase (decrease) in income taxes payable, net	—	14,606	(15,586)	14,799
(Decrease) increase in due to member pursuant to tax receivable agreement	(1,047)	750	(1,259)	1,471
Net cash (used in) provided by operating activities	(23,012)	1,697	(37,657)	21,772
Investing activities:
Business acquisitions, net of cash acquired	—	—	(49,895)	—
Acquisition of domain name	—	—	(8,133)	—
Capitalized internal-use software and website development costs	(384)	(311)	(1,616)	(1,601)
Purchases of property and equipment	(801)	(79)	(1,160)	(613)
Net cash used in investing activities	(1,185)	(390)	(60,804)	(2,214)
Financing activities:
Proceeds from borrowings under credit agreement	23,713	15,000	234,000	15,000
Payments on borrowings under credit agreement	(3,801)	—	(70,676)	—
Payments related to tax withholding for share-based compensation	(691)	(945)	(2,820)	(4,415)
Issuances of Class A common stock under equity compensation plans	—	—	—	6
Purchases of Class A common stock pursuant to share repurchase plan	—	(36,381)	(63,916)	(55,883)
Distributions to member	(232)	(1,257)	(2,567)	(4,094)
Net cash provided by (used in) financing activities	18,989	(23,583)	94,021	(49,386)
Net decrease in cash and cash equivalents, and restricted cash	(5,208)	(22,276)	(4,440)	(29,828)
Cash and cash equivalents, and restricted cash at beginning of period	26,767	48,275	25,999	55,827
Cash and cash equivalents, and restricted cash at end of period	21,559	25,999	21,559	25,999

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Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(unaudited)

($ in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income	$26,479	$8,293	$36,730	$18,964
Interest expense	1,953	$64	5,646	25
Depreciation and amortization	4,266	1,144	11,842	4,799
Provision for income taxes	8,590	4,935	10,093	10,672
EBITDA	41,288	14,436	64,311—	34,460
Non-cash stock-based compensation	2,895	2,112	10,731	12,878
Fair value adjustment to contingent consideration	(3,472)	—	(3,472)	—
Transaction costs	295	38	1,986	321
Tax receivable agreement liability adjustment	—	750	(212)	1,471
Indemnity and other related legal costs	4,531	4,280	7,721	6,614
Severance, restructuring and other charges	702	29	1,043	3,687
Adjusted EBITDA	$46,239	$21,645	$82,108	$59,431

Reconciliation of Net Income to Adjusted Net Income per Share

(unaudited)

($ in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income	$26,479	$8,293	$36,730	$18,964
Interest expense	1,953	64	5,646	25
Amortization	3,481	334	8,704	1,725
Provision for income taxes	8,590	4,935	10,093	10,672
Stock-based compensation and related costs	2,895	2,112	10,731	12,878
Fair value adjustment to contingent consideration	(3,472)	—	(3,472)	—
Transaction costs	295	38	1,986	321
Tax receivable agreement liability adjustment	—	750	(212)	1,471
Indemnity and other related legal costs	4,531	4,280	7,721	6,614
Severance, restructuring and other charges	702	29	1,043	3,687
Adjusted pre-tax income	45,454	20,835	78,970	56,357
Pro forma income taxes	(10,909)	(5,001)	(18,953)	(13,526)
Adjusted net income	$34,545	$15,834	$60,017	$42,831
Total weighted average diluted share count	13,920	16,393	14,161	16,477
Adjusted net income per share	$2.48	$0.97	$4.24	$2.60

(1)	EBITDA is defined as net income before interest, income taxes and depreciation and amortization. We have included EBITDA in this report because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating EBITDA can provide a useful measure for period-to-period comparisons of our business. However, EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with GAAP. Other companies may calculate EBITDA differently than we do. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

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(2)	To calculate adjusted EBITDA, we calculate EBITDA, which is then further adjusted for items such as stock-based compensation and related costs, and items that are not generally a part of regular operating activities, including tax receivable adjustments, indemnity and other related legal costs, and severance, restructuring, and acquisition costs. Adjusted EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with GAAP. We have presented adjusted EBITDA because we consider it an important supplemental measure of our performance and believe that it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate adjusted EBITDA differently than we do. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

(3)	To calculate adjusted net income, we calculate net income then add back amortization (but not depreciation), interest, tax expense, items such as stock-based compensation and related costs, and other items that are not generally a part of regular operating activities, including, tax receivable adjustments, indemnity and other related legal costs, severance, restructuring, and acquisition costs. From adjusted pre-tax net income, we apply a pro forma tax expense calculated at an assumed rate of 24%, which consists of the maximum federal corporate rate of 21%, with an assumed 3% state tax rate. We believe that when measuring Company and executive performance against the adjusted net income measure, applying a pro forma tax rate better reflects the performance of the Company without regard to the Company’s organizational tax structure. We have included adjusted net income in this report because it is a key performance measure used by our management to understand and evaluate our core operating performance and trends and because we believe it is frequently used by analysts, investors, and other interested parties in their evaluation of the Company. Other companies may calculate this measure differently than we do. Adjusted net income has limitations as an analytical tool, and you should not consider it in isolation or substitution for earnings per share as reported under GAAP.

(4)	Adjusted net income per share is computed by dividing adjusted net income by the total number of weighted-average diluted Class A and weighted-average Class B shares of our common stock for each period. We have included adjusted net income per share in this report because it is a key measure used by our management to understand and evaluate our core operating performance and trends and because we believe it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate this measure differently than we do. Adjusted net income per share has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for earnings per share as reported under GAAP.

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The following table presents revenues and profit from our operating segments for the three months and year ended December 31, 2019 ($ in thousands):

	Three Months Ended December 31, 2019	Year Ended December 31, 2019
Revenue
Medicare (1)	$55,868	$67,770
IFP	104,986	314,038
Total Revenue	$160,854	$381,808

Segment profit
Medicare segment profit	$29,669	$32,078
IFP segment profit	22,231	66,784
Total segment profit	51,900	98,862

Corporate	$(5,662)	$(16,754)
Interest expense	(1,953)	(5,646)
Depreciation and amortization	(4,266)	(11,842)
Provision for income taxes	(8,590)	(10,093)
Stock-based compensation and related costs	(2,895)	(10,731)
Fair value adjustment to contingent consideration	3,472	3,472
Transaction costs	(295)	(1,986)
Tax receivable agreement liability adjustment	—	212
Indemnity and other related legal costs	(4,531)	(7,721)
Severance, restructuring and other	(702)	(1,043)
Net income	$26,479	$36,730

(1)	Medicare revenue is net of Customer Care and Enrollment (CC&E) expenses with certain Medicare Business Process Outsourcing (BPO) partners who are deemed a customer under ASC 606. CC&E netted against revenue for the three months ended December 31, 2019 was $5.8 million and for the year ended December 31, 2019 was $8.5 million.

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Disaggregated Revenue

The following table presents our revenue, disaggregated by major product type and timing of revenue recognition ($ in thousands):

	Three Months Ended December 31, 2019			Three Months Ended December 31, 2018
	Sales and marketing services	Member management	Total	Sales and marketing services	Member management	Total
Revenue by Source
Commission revenue(1)
STM	$35,765	$1,040	$36,805	$45,257	$742	$45,999
HBIP	30,641	1,687	$32,328	48,608	2,064	$50,672
Supplemental	33,984	1,106	$35,090	32,012	1,184	$33,196
Medicare	48,086	—	$48,086	—	—	$—
Other	—	—	$—	—	17	$17
Services revenue	—	736	$736	251	1,666	$1,917
Consumer engagement revenue	7,486	—	$7,486	116	—	$116
Other revenues	323	—	$323	—	—	$—
Total revenue	$156,285	$4,569	$160,854	$126,244	$5,673	$131,917

Timing of Revenue Recognition
Transferred at a point in time	$156,285	$—	156,285	$126,244	$—	$126,244
Transferred over time	—	4,569	4,569	—	5,673	$5,673
Total revenue	$156,285	$4,569	$160,854	$126,244	$5,673	$131,917

	For the Year Ended December 31, 2019			For the Year ended December 31, 2018
	Sales and marketing services	Member management	Total	Sales and marketing services	Member management	Total
Revenue by Source
Commission revenue(1)
STM(2)	$111,239	$3,934	$115,173	$87,489	$2,824	$90,313
HBIP	92,343	6,619	98,962	149,986	8,202	158,188
Supplemental(2)	90,592	4,434	95,026	92,523	4,568	97,091
Medicare	57,087	—	57,087	—	—	—
Other	—	—	—	—	74	74
Services revenue	—	3,715	3,715	—	4,762	4,762
Consumer engagement revenue	11,306	—	11,306	669	—	669
Other revenues	539	—	539	—	—	—
Total revenue	$363,106	$18,702	$381,808	$330,667	$20,430	$351,097

Timing of Revenue Recognition
Transferred at a point in time	$363,106	$—	$363,106	$330,667	$—	$330,667
Transferred over time	—	18,702	18,702	—	20,430	20,430
Total revenue	$363,106	$18,702	$381,808	$330,667	$20,430	$351,097

(1)	For the purposes of disaggregated revenue presentation, when additional Discount Benefit products are sold with an STM, HBIP, or supplemental product, the associated revenue for the Discount Benefit products are reported within the STM, HBIP, or supplemental product category depicted within the table.
(2)	The Company changed its presentation of brokerage revenue during the fourth quarter of 2019. Previously brokerage revenue was reported as a separate line item with the disaggregated revenue table however the Company has reclassified the revenue into the respective STM or supplemental category that the brokerage sales were associated with.

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Summary of Selected Metrics

(unaudited)

The following table presents submitted applications by product type:

	Submitted Applications by Product Type During the Three Months Ended December 31,			Submitted Applications by Product Type During the Year Ended December 31,
	2019	2018	Change (%)	2019	2018	Change (%)
Medicare
Medicare Advantage	44,500	—	—	53,900	—	—
Medicare Supplement	1,000	—	—	1,200	—	—
Medicare Part D	2,700	—	—	3,000	—	—
Supplementals	300	—	—	300	—	—
Total Medicare	48,500	—	—	58,400	—	—
IFP
STM <12 Months	8,500	15,500	(45)%	38,000	117,200	(68)%
STM ≥ 12 Months	34,100	34,600	(1)%	105,800	35,600	197%
Total STM	42,600	50,100	(15)%	143,800	152,800	(6)%
HBP	34,900	53,600	(35)%	126,400	190,100	(34)%
Supplementals	81,100	92,500	(12)%	257,400	278,700	(8)%
Total IFP	158,600	196,200	(19)%	527,600	621,600	(15)%
Total Submitted Applications	207,100	196,200	6%	586,000	621,600	(6)%

The following table presents approved applications by product type:

	Approved Applications by Product Type			Approved Applications by Product Type
	During the Three Months Ended December 31,			During the Year Ended December 31,
	2019	2018	Change (%)	2019	2018	Change (%)
Medicare
Medicare Advantage	40,900	—	—	49,600	—	—
Medicare Supplement	900	—	—	1,100	—	—
Medicare Part D	2,500	—	—	2,800	—	—
Supplementals	300	—	—	300	—	—
Total Medicare	44,600	—	—	53,800	—	—
IFP
STM <12 Months	8,500	15,500	(45)%	38,000	117,200	(68)%
STM ≥ 12 Months	34,100	34,600	(1)%	105,800	35,600	197%
Total STM	42,600	50,100	(15)%	143,800	152,800	(6)%
HBP	34,900	53,600	(35)%	126,400	190,100	(34)%
Supplementals	81,100	92,500	(12)%	257,400	278,700	(8)%
Total IFP	158,600	196,200	(19)%	527,600	621,600	(15)%
Total Approved Applications	203,200	196,200	4%	581,400	621,600	(6)%

Approved applications represent the number of submitted applications that were approved by the relevant insurance carrier for the identified product during the relevant period. Medicare approved applications are calculated assuming a 92% conversion of submitted applications.

The following tables present the Constrained Lifetime Value (CLTV) per approved application, by product type:

	CLTV per Approved Application by Product Type During the Three Months Ended December 31,			CLTV per Approved Application by Product Type During the Year Ended December 31,
	2019	2018	Change (%)	2019	2018	Change (%)
Medicare (1)	$1,148	$—	—%	$1,155	$—	—%
Short Term Medical <12 months	367	359	2%	342	437	(22)%
Short Term Medical ≥12 months	947	1,241	(24)%	934	1,203	(22)%
Total STM	838	968	(14)%	787	625	26%
Health Benefit Plans	809	926	(13)%	759	829	(8)%
Supplemental	387	358	8%	350	340	3%

(1)	CLTV per approved application for Medicare is presented gross of CC&E expenses. Including CC&E, Medicare CLTV per approved application for the three months ended December 31, 2019 was $1,019 and for the year ended December 31, 2019 was $996.

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The following tables present expense metrics per approved application, by product type:

	Medicare Variable Cost per Approved Application
	Three Months Ended December 31, 2019	Year Ended December 31, 2019
Medicare variable marketing cost per approved application (1)	$375	$374
Medicare variable CC&E cost per approved application (2)	209	246
Total Medicare cost per approved member	$584	$620

(1)	Medicare variable marketing cost per approved application includes direct costs incurred in member acquisition for all Medicare products from our direct marketing partners and online advertising channels divided by Medicare approved applications in each period.
(2)	Medicare CC&E cost per approved application includes compensation and benefits costs for personnel engaged in assistance to applicants during the enrollment process divided by Medicare approved applications in each period. CC&E costs include amounts netted against revenue for certain Medicare BPO relationships.

Contacts:

Health Insurance Innovations, Inc.:

Michael DeVries

Senior Vice President Finance

(813) 906-5314

mdevries@bfyt.com

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